Richard L. Bready, Chairman and CEO
Edward J. Cooney, Vice President and Treasurer
(401) 751-1600

IMMEDIATE

NTK HOLDINGS, INC. COMPLETES OFFERING OF
SENIOR DISCOUNT NOTES

PROVIDENCE, RI, February 15, 2005—NTK Holdings, Inc. (“NTK Holdings”), the parent company of Nortek Holdings, Inc. (“Nortek Holdings”) and Nortek, Inc. (“Nortek”), today announced it has successfully completed the sale of $403 million aggregate principal amount at maturity ($250.4 million gross proceeds) 10¾% Senior Discount Notes due 2014. The Notes, which are structurally subordinate to all debt and other liabilities of the subsidiaries of NTK Holdings, including Nortek Holdings and Nortek, were issued and sold in a private
Rule 144A offering to institutional investors.

The net proceeds of the offering will be used to pay a distribution to NTK Holdings equity holders and to make a distribution to participants in Nortek Holdings Deferred Compensation Plan.

“We are pleased with the positive response to the note offering by investors,” said Nortek’s Chairman and Chief Executive Officer, Richard L. Bready.

The Notes will accrete from their initial issue price on a non-cash basis at a rate of 10¾% per annum compounded semi-annually until September 1, 2009. Thereafter, cash interest will accrue and be payable semi-annually at a rate of 10¾% per annum.

Nortek* (a wholly owned subsidiary of Nortek Holdings, which is a wholly owned subsidiary of NTK Holdings) is a leading international manufacturer and distributor of high-quality, competitively priced building, remodeling and indoor environmental control products for the residential and commercial markets. Nortek offers a broad array of products for improving the environments where people live and work. Its products include: range hoods and other spot ventilation products; heating and air conditioning systems; indoor air quality systems; and specialty electronic products.

*As used herein, the term “Nortek” refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise. This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on Nortek’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors impacting such forward-looking statements include the availability and cost of raw materials and purchased components, the level of construction and remodeling activity, changes in general economic conditions, the rate of sales growth, and product liability claims. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to the reports and filings of Nortek with the Securities and Exchange Commission.

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